EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Andrew Gordon, President & CEO

Telephone:  (718) 832-0800

Coffee Holding Co., Inc. Reports Results for Three and Six Months Ended April 30, 2009

BROOKLYN, New York – June 1, 2009.  Coffee Holding Co., Inc. (AMEX: JVA) today announced its operating results for the three and six months ended April 30, 2009.  In this release, the Company:

•

Reports net income of $792,451, or $0.15 per share (basic and diluted) for the six months ended April 30, 2009 and $400,650, or $0.07 per shares (basic and diluted) for the three months ended April 30, 2009;

•

Reports net sales of $36,730,739 for the six months ended April 30, 2009 and $17,872,065 for the three months ended April 30, 2009; and

•

Reports sales growth of 10.9% for the six months ended April 30, 2009 compared to the six months ended April 30, 2008.

We had a net income of $400,650, or $0.07 per share (basic and diluted), for the three months ended April 30, 2009 compared to a net loss of $2,044,178, or $0.37 per share (basic and diluted), for the three months ended April 30, 2008.  We had a net income of $792,451, or $0.15 per share (basic and diluted), for the six months ended April 30, 2009 compared to a net loss of $1,861,913, or $0.34 per share (basic and diluted), for the six months ended April 30, 2008.  The increase in net income for the quarter primarily reflects decreased cost of sales.  The increase in net income for the six month period reflects increased net sales, decreased cost of sales and decreased operating expenses.

Net sales totaled $17,872,065 for the three months ended April 30, 2009, a decrease of $297,376, or 1.6%, from $18,169,441 for the three months ended April 30, 2008.  Net sales totaled $36,730,739 for the six months ended April 30, 2009, an increase of $3,569,757, or 10.9%, from $33,131,982 for the six months ended April 30, 2008.  The increase in net sales for the six month period reflects increased amounts of green coffee, branded coffee and private label coffee sold, partially offset by lower sales prices compared to the first six months of 2008.

Cost of sales for the three months ended April 30, 2009 was $15,667,758 or 87.7% of net sales, as compared to $19,843,502 or 109% of net sales for the three months ended April 30, 2008.  Cost of sales for the six months ended April 30, 2009 was $32,411,343 or 88.2% of net sales, as compared to $32,925,925 or 99.4% of net sales for the six months ended April 30, 2008. The decrease in cost of sales primarily reflects the decreased cost of green coffee in the three month period and an increase in gains on options and futures contracts over the six and three month periods.

Total operating expenses decreased by $192,896, or 11.5%, to $1,485,859 for the three months ended April 30, 2009 from $1,678,755 for the three months ended April 30, 2008.   Total operating expenses decreased by $326,521, or 10.1%, to $2,892,535 for the six months ended April 30, 2009 from $3,219,056 for the six months ended April 30, 2008. The decrease in operating expenses was due to decreases in selling and administrative expense due to reductions in freight costs, professional fees and insurance costs.  We closed our manufacturing operations at our Brooklyn location in May of 2009.  The majority of our processing has been moved to our Colorado facility with our Generations facility in Brecksville, Ohio becoming more involved with our everyday coffee purchasing.  We have leased office and warehouse space located in Staten Island to house the corporate offices and serve as temporary storage of our product.  We plan to sell the property located in Brooklyn in the near future.  The sale of our Brooklyn property will enhance our already strong cash position and liquidity. We believe that these measures will reduce operating expenses, increase efficiencies and ultimately increase the profitability of our company.

“We believe that the problems from last year are now fully behind us and we’ve now got the wind at our backs.  The streamlining of our operations as well as the focus on margins as opposed to revenues during these uncertain times has begun to pay off as we have once again maintained our top line while gaining additional efficiencies which are clearly reflected in our operating results, said Andrew Gordon, President and Chief Executive Officer.

We remain focused on growing our businesses with our existing customers and look to improve upon and expand these relationships, using both the knowledge and experience for which our customers have depended on over the years.  We believe that long term solid customer/vendor relationships will be integral to our success as the near term outlook for retailer sales and profitability remains uncertain.

The macro-economic environment has begun to change both consumer buying behavior and consumption patterns in the world of coffee over the last six or so months.  We realize consumers have altered their purchasing habits and we have responded by focusing on the areas (customers) where these changes in consumption will benefit our company through immediate growth and profitability.  For example, we recently began supplying our coffee to two of the largest discount retailers in the U.S. who have seen their respective sales increase dramatically during the recent downturn in the U.S. economy.  We expect our sales to these two retailers to continue to increase,” Mr. Gordon added.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

APRIL 30, 2009 AND OCTOBER 31, 2008

	April 30, 2009	October 31, 2008
	(unaudited)	(audited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$1,097,044	$963,298
Commodities held at broker	1,177,078	342,269
Accounts receivable, net of allowance for doubtful accounts of $141,915 for 2009 and 2008, respectively	7,603,889	9,067,797
Inventories	4,375,762	5,046,554
Prepaid expenses and other current assets	427,252	284,900
Prepaid and refundable income taxes	308,024	1,025,935
Deferred income tax asset	398,000	923,877
TOTAL CURRENT ASSETS	15,387,049	17,654,630

Property and equipment, at cost, net of accumulated depreciation of $5,305,482 and $5,020,573 for 2009 and 2008, respectively	2,626,670	2,804,053
Deposits and other assets	487,219	542,893
TOTAL ASSETS	$18,500,938	$21,001,576

- LIABILITIES AND STOCKHOLDERS' EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,445,933	$9,120,124
Line of credit borrowings	4,866,396	3,522,207
TOTAL CURRENT LIABILITIES	9,312,329	12,642,331

Deferred income tax liabilities	81,500	86,000
Deferred rent payable	84,513	69,959
Deferred compensation payable	379,364	352,637
TOTAL LIABILITIES	9,857,706	13,150,927

MINORITY INTEREST	8,884	3,226

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued for 2009 and 2008	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	1,597,056	804,605
Less: Treasury stock, 89,007 and 84,314 common shares, at cost for 2009 and 2008, respectively	(295,261)	(289,735)
TOTAL STOCKHOLDERS' EQUITY	8,634,348	7,847,423
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,500,938	$21,001,576

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended April 30,		Three Months Ended April, 30
	2009	2008	2009	2008
NET SALES	$36,730,739	$33,131,982	$17,872,065	$18,169,441

COST OF SALES	32,411,343	32,925,925	15,667,758	19,843,502

GROSS PROFIT (LOSS)	4,319,396	206,057	2,204,307	(1,674,061)

OPERATING EXPENSES:
Selling and administrative	2,592,836	2,919,356	1,336,009	1,540,432
Officers’ salaries	299,699	299,700	149,850	138,323
TOTALS	2,892,535	3,219,056	1,485,859	1,678,755

INCOME (LOSS) FROM OPERATIONS	1,426,861	(3,012,999)	718,448	(3,352,816)

OTHER INCOME (EXPENSE)
Interest income	6,115	34,328	3,850	10,057
Dividend income	—	9,331	—	9,331
Interest expense	(101,364)	(61,432)	(60,571)	(32,426)
	(95,249)	(17,773)	(56,721)	(13,038)

INCOME (LOSS) BEFORE BENEFIT FROM (PROVISION) FOR INCOME TAX EXPENSE AND MINORITY INTEREST IN SUBSIDIARY	1,331,612	(3,030,772)	661,727	(3,365,854)

Benefit (provision) for income tax expense	(533,503)	1,169,949	(256,867)	1,312,000

INCOME (LOSS) BEFORE MINORITY INTEREST	798,109	(1,860,823)	404,860	(2,053,854)

Minority interest in earnings (loss) of subsidiary	(5,658)	(1,090)	(4,210)	9,676

NET INCOME (LOSS)	792,451	(1,861,913)	400,650	(2,044,178)

Retained earnings-beginning	804,605	4,946,467	1,196,406	3,584,164
Dividend declared	—	(1,544,568)	—	—

RETAINED EARNINGS - ENDING	$1,597,056	$1,539,986	$1,597,056	$1,539,986

Basic and diluted earnings (loss) per share	$.15	$(.34)	$.07	$(.37)

Weighted average common shares outstanding:
Basic	5,442,112	5,497,254	5,442,112	5,497,254
Diluted	5,442,112	5,497,254	5,442,112	5,497,254

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED APRIL 30, 2009

(Unaudited)

	2009	2008
OPERATING ACTIVITIES:
Net income (loss)	$792,451	$(1,861,913)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	284,684	262,086
Deferred rent	14,554	(2,294)
Deferred income taxes	521,377	(1,170,000)
Minority interest	5,658	1,090
Changes in operating assets and liabilities:
Commodities held at broker	(834,809)	2,636,312
Accounts receivable	1,463,908	1,478,680
Inventories	670,792	634
Prepaid expenses and other current assets	(142,352)	155,500
Prepaid and refundable income taxes	717,911	(31,056)
Accounts payable and accrued expenses	(4,674,190)	(463,229)
Deposits and other assets	82,400	20,940
Income taxes payable	—	(9,161)
Net cash (used in) provided by operating activities	(1,097,616)	1,017,589

INVESTING ACTIVITIES:
Purchases of property and equipment	(107,301)	(267,091)
Net cash used in investing activities	(107,301)	(267,091)

FINANCING ACTIVITIES:
Advances under bank line of credit	39,733,280	30,855,020
Principal payments under bank line of credit	(38,389,091)	(29,195,449)
Payment of dividend	—	(1,544,568)
Purchase of treasury stock	(5,526)	(138,737)
Net cash provided by (used in) financing activities	1,338,663	(23,734)

NET INCREASE IN CASH AND CASH EQUIVALENTS	133,746	726,764

Cash and cash equivalents, beginning of year	963,298	890,649

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,097,044	$1,617,413

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$75,364	$58,557
Income taxes paid	$—	$12,255

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
The Company utilized its deposit for the purchase of machinery and equipment	$—	$296,960